Exhibit 99.1

Valspar Shareholders Approve Proposed

Transaction with The Sherwin-Williams Company

Transaction Expected to Close by the End of Q1 Calendar Year 2017

MINNEAPOLIS – June 29, 2016 – The Valspar Corporation announced that at the Company’s Special Meeting of Shareholders held earlier today, Valspar shareholders voted to approve the Company’s proposed acquisition by The Sherwin-Williams Company (NYSE: SHW). The transaction is expected to close by the end of Q1 calendar year 2017, and remains subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act and regulatory approvals in various other jurisdictions.

Valspar: If it matters, we’re on it.®

Valspar is a global leader in the coatings industry providing customers with innovative, high-quality products and value-added services. Our 11,100 employees worldwide deliver advanced coatings solutions with best-in-class appearance, performance, protection and sustainability to customers in more than 100 countries. Valspar offers a broad range of superior coatings products for the consumer market, and highly-engineered solutions for the construction, industrial, packaging and transportation markets. Founded in 1806, Valspar is headquartered in Minneapolis. Valspar’s reported net sales in fiscal 2015 were $4.4 billion and its shares are traded on the New York Stock Exchange (symbol:VAL). For more information, visit www.valspar.com and follow @valspar on Twitter.

Investor Contact

Bill Seymour

william.seymour@valspar.com

+1 612-656-1328

Media Contact

Kimberly A. Welch

kim.welch@valspar.com

+1 612-656-1347